Exhibit 10.37

[Letterhead of REGENXBIO Inc.]

This Employment Agreement (this “Agreement”) is entered into as of August 18, 2016, by and between Patrick Christmas (the “Employee”) and REGENXBIO Inc., a Delaware corporation (the “Company”).

1.	Position.
(a)

During your employment with the Company pursuant to this Agreement, you will hold the title of Senior Vice President & General Counsel. As the Senior Vice President & General Counsel, you shall report directly to Ken Mills, President and Chief Executive Officer. By signing this Agreement, you agree to perform the duties and fulfill the responsibilities normally inherent in the position of Senior Vice President & General Counsel and such other duties and responsibilities as may from time to time reasonably be assigned to you.

(b)

You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.  During the term of your employment with the Company, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such business services, (iii) you will not render commercial or professional services of any nature to any person or organization outside of the Company without the prior written approval of the Board, and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may continue, on your own time, at your own expense and so as to not interfere with your duties and responsibilities at the Company to (i) subject to the prior approval of the Company’s Chief Executive Officer, serve as a member of an advisory board or board of directors of other companies that are not competitive in any manner with the Company, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.

2.

Offer Letter. This Agreement shall supersede and replace the offer letter you entered into with the Company, dated August 18, 2016, other than the Proprietary Information and Inventions Agreement, which shall continue in full force and effect.

3.	Compensation.
(a)

Base Salary.  You will be paid a bi-weekly salary at a rate of $12,884.62 which is equivalent to $335,000.00 on an annualized basis, which will be paid bi-weekly in accordance with the Company’s standard payroll procedures.

(b)

Incentive Bonus.  You shall be eligible for an annual incentive bonus with a target amount equal to 35% of your Base Salary (the “Annual Target Bonus”).  Such bonus (if any) shall be awarded based on criteria established in advance by the Board or the Compensation Committee of the Board (the “Compensation Committee”).  Any incentive bonus earned by you for any fiscal year shall only be paid to you only if you remain employed by the Company through the payment date for the bonus.  The Company shall determine when to pay to you any earned incentive bonus, but shall in no event pay such bonus more than 2½ months following the close of the fiscal year for which it is earned.    The determinations of the Board or the Compensation Committee with respect to such bonus shall be final and binding.

(c)	Annual Review. Your compensation will be reviewed by the Board or Compensation Committee annually.

For purposes of this Agreement, “Cause” shall mean (i) the conviction of, or the entering a plea of guilty or no contest (or pleading or accepting deferred adjudication or receiving unadjudicated probation) to or for, any felony or any crime involving moral turpitude, (ii) the commission of a material breach of any of the covenants, terms and provisions of this Agreement or the Proprietary Information and Inventions Agreement you will enter into as a condition of your employment, (iii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other similar conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board, in its reasonable sole discretion, (iv) the failure to perform assigned duties or responsibilities as the Senior Vice President & General Counsel (other than a failure resulting from Disability (as defined below)); provided, however, that you shall be given written notice of, and shall have a ten (10) day period following such notice to cure a failure or refusal under this subclause (iv)), or (v) the violation of any federal or state law or regulation applicable to the Company’s business.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without your written consent: (i) a significant reduction in your duties or responsibilities or your removal from the position contemplated by this Agreement; (ii) a significant reduction (thirty percent (30%) or more) in your base salary as in effect immediately prior to such reduction; or (iii) a significant reduction in the type or level of employee benefits to which you are entitled that results in a significant reduction to your overall benefits package, as determined by the Company’s Board of Directors in its sole discretion; or (iv) relocation of your principal workplace by more than 35 miles from the primary office where you performed services prior to the relocation. Good reason will not be deemed to occur unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition with 30 days after receiving said notice.

4.

Benefits. As an employee of the Company, you will also be eligible to receive certain employee benefits including paid time off and medical, dental, life, and long term disability insurance. You will also be eligible to participate in our 401(k) savings plan.

5.

At-Will Employment; Proprietary Information and Inventions Agreement.  Employment with the Company is for no specific period of time.  Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  In addition, you should note that the Company may modify your job title, salary or benefits at its discretion.  You agree and affirm that your continued employment with the Company is contingent upon your agreement to comply with the Proprietary Information and Inventions Agreement, previously executed, a copy of which is attached hereto as Exhibit A.

6.

Indemnification.  The Company shall indemnify you to the fullest extent allowed by law, in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws. You shall become a party to the Company’s standard Indemnification Agreement.

7.

Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

8.

Company Handbook.  As a Company employee, you will be expected to abide by the Company's rules of operation and standards of conduct.  Specifically, you will be required to sign an acknowledgment that you have read and that you understand such rules and standards, which are set forth in the Company Handbook.

9.	Termination of Employment and Severance Benefits.
(a)	Preconditions. Any other provision of this Agreement notwithstanding, the remaining Subsections of this Section 9 shall not apply unless each of the following requirements is satisfied:
(i)	You have executed a general release of all known and unknown claims that you may then have against the Company or persons affiliated with the

Company in a form prescribed by the Company, without alterations.  You shall execute and return the release on or before the date specified by the Company in the prescribed form.  The release deadline shall in no event be later than sixty (60) days after your termination of employment (the “Release Deadline”).  If the 60 day period described in the prior sentence spans two calendar years, then the payments will begin on the first payroll period, following expiration of the revocation period, in the second calendar year. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you shall not be entitled to the benefits described in this Section 9; and

(ii)	You have returned all property of the Company in your possession.
(b)	Termination of Employment. Except for the severance benefits provided below, the Company’s obligations under this Agreement may be terminated upon the occurrence of any of the following events:
(i)	The Company’s determination in good faith that it is terminating you for Cause (“Termination for Cause”);
(ii)

The Company’s determination that it is terminating you without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii)	Thirty (30) days following delivery by you of a written notice to the Company stating that you are electing to terminate your employment with the Company (“Voluntary Termination”);
(iv)	Following your death or Disability (as defined below); or
(v)	Your determination in good faith that you are electing to terminate your employment with the Company for Good Reason.
(c)	Severance Benefits. You shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 9(c):
(i)

Voluntary Termination.  In the event of a Voluntary Termination you shall not be entitled to receive payment of any severance benefits.  You will receive payment(s) for all salary and unpaid vacation accrued as of the date of your Voluntary Termination and your benefits will be continued under the Company’s then existing benefit plans and policies to the extent permitted under such plans and policies and in accordance with such plans and policies in effect on the date of your Voluntary Termination and in accordance with applicable law.

(ii)	Involuntary Termination/No Change in Control. If your employment is terminated under Section 9(b)(ii) or (v) above (such termination, an

“Involuntary Termination”), you, or your estate or representative, if applicable, will be entitled to receive payment of severance benefits on the date of your Involuntary Termination (the “Severance Benefits”).  The Severance Benefits shall consist of salary continuation for nine (9) months of monthly Base Salary amounts; provided that if you become employed during this period, then the Company’s obligation to pay Severance Benefits shall cease upon commencement of your new employment.  If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation, then the Company shall pay your monthly premium under COBRA until the earliest of (A) the date that is nine (9) months following your Involuntary Termination (the “Continuation Period”), (B) the expiration of your continuation coverage under COBRA and (C) the date when you are offered substantially equivalent health insurance coverage in connection with new employment or self-employment.  Notwithstanding anything to the contrary above, if deemed necessary or advisable by the Company in its sole discretion to avoid adverse tax consequences to the Company or any employee thereof, such COBRA premium payments will be treated as taxable compensation income to you, subject to all applicable withholdings.

(iii)

Involuntary Termination/ Change in Control.  If your employment is terminated in an Involuntary Termination immediately prior to or in the eighteen months following a Change in Control, you, or your estate or representative, if applicable, will be entitled to receive payment of severance benefits on the date of your Involuntary Termination (the “Change in Control Severance Benefits”).  The Change in Control Severance Benefits shall consist of salary continuation for twelve (12) months’ of monthly Base Salary plus a monthly amount equal to your Annual Target Bonus divided by twelve (12).  If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation, then the Company shall pay your monthly premium under COBRA until the earliest of (A) the date that is twelve (12) months following your Involuntary Termination (the “Continuation Period”), (B) the expiration of your continuation coverage under COBRA and (C) the date when you are offered substantially equivalent health insurance coverage in connection with new employment or self-employment.  Notwithstanding anything to the contrary above, if deemed necessary or advisable by the Company in its sole discretion to avoid adverse tax consequences to the Company or any employee thereof, such COBRA premium payments will be treated as taxable compensation income to you, subject to all applicable withholdings.  If immediately prior to or following a Change in Control (as defined in the Company’s 2015 Equity Incentive Plan), your employment with the Company (or the Company’s successor) is terminated in an Involuntary Termination during the remaining vesting period of the options then outstanding as of the date of closing of the

Change in Control (the “Options”), then one hundred percent (100%) of the unvested shares subject to the Options shall automatically vest.
(iv)	Termination for Cause. In the event of your Termination for Cause, you will receive payment(s) for all salary and unpaid vacation accrued as of the date of your Termination for Cause.
(v)

Termination by Reason of Death or Disability.  In the event that your employment with the Company terminates as a result of your death or Disability (as defined below), you or your estate or representative will receive all salary and unpaid vacation accrued as of the date of your death or Disability, all severance benefits payable under Section 9(b)(ii) above (only to the extent that you were entitled to such benefits before your death) and any other benefits payable under the Company’s then existing benefit plans and policies, to the extent permitted under such plans and policies and in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law.  For purposes of this Agreement, “Disability” shall mean that you have been unable to perform your duties hereunder as the result of physical or mental incapacity lasting at least forty-five (45) consecutive calendar days or ninety (90) calendar days during any consecutive twelve-month period, after which time such incapacity is determined to be permanent by a physician chosen by the Company and its insurers and acceptable to you or to your legal representative (with such agreement on acceptability not to be unreasonably withheld).

10.	Tax Matters.
(a)	Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)

Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c)

280G.  Notwithstanding anything contained in this Agreement to the contrary, if any of the payments or benefits received or to be received by you pursuant to this Agreement when taken together with payments and benefits provided to you under any other plans, contracts, or arrangements with the Company (all such payments and benefits, the “Total Payments”), would be subject to any excise tax imposed under Code Section 4999 (together with any interest or penalties, the “Excise Tax”), then such Total Payments will be reduced to the extent necessary so that no portion thereof will be subject to the Excise Tax; provided, however, that if you would receive in the aggregate greater value (as determined under Code Section 280G and the regulations thereunder) on an after tax basis if the Total Payments were not subject to such reduction, then no such reduction will be made. To effect the reduction described herein, if applicable, the Company will first reduce or eliminate the payments and benefits provided under this Agreement. All calculations required to be made under this Section will be made by the Company’s independent public accountants, subject to the right of your representative to review the same.

11.	Miscellaneous Provisions.
(a)

Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland, without giving effect to the principles of conflicts of law.

(b)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(c)

Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision.

(d)

Acknowledgment.  You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to read, and have carefully read and fully understand, all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

(e)

Arbitration.  Any controversy or claim arising out of this Agreement and any and all claims relating to the Employee’s Employment with the Company shall be settled by final and binding arbitration.  The arbitration shall take place in Washington, D.C., or, at the Employee’s option, the County in which the Employee primarily worked when the arbitral dispute or claim first arose.  The arbitration shall be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  Any award or finding shall be confidential.  The Employee and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute.  The Employee and the Company shall share the costs of arbitration equally.  Each party shall be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.  This Section 11(e) shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits.  This Section 11(e) also shall not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either the Employee or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between the Employee and the Company).

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

REGENXBIO INC.		EMPLOYEE

By:	/s/ Kenneth Mills	By:	/s/ Patrick Christmas
Name:	Kenneth Mills	Date:	09/26/2016
Title:	President and CEO

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT